Exhibit 99.2
For Immediate News Release
April 27, 2015

AVALONBAY COMMUNITIES, INC. ANNOUNCES
FIRST QUARTER 2015 OPERATING RESULTS

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today Net Income Attributable to Common Stockholders for the quarter ended March 31, 2015 of $208,144,000. This resulted in Earnings per Share – diluted (“EPS”) of $1.56 for the three months ended March 31, 2015, compared to $1.09 per share for the comparable period of 2014, an increase of 43.1%.

The increase in EPS for the three months ended March 31, 2015 over the prior year period is due primarily to an increase in real estate sales and related gains, an increase in joint venture income, and an increase in Net Operating Income (“NOI”) from newly developed and existing operating communities.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended March 31, 2015 increased 14.6% to $1.88 from $1.64 for the comparable period of 2014. FFO per share adjusted for non-routine items as detailed in Attachment 13 ("Core FFO" per share) increased by 7.4% to $1.75 for the three months ended March 31, 2015 over the prior year period.

The following table compares the Company’s actual results for FFO per share and Core FFO per share for the first quarter 2015 to its January 2015 outlook:

First Quarter 2015 Results
Comparison to January 2015 Outlook

	Per Share
	FFO	Core FFO

Projected per share - January 2015 outlook (1)	$1.88	$1.73
Community revenue	0.01	0.01
Community operating expenses (2)	(0.01)	(0.01)
Joint venture income (3)	(0.06)	—
Casualty and impairment loss	0.04	—
Interest, overhead and other	0.02	0.02
Q1 2015 per share reported results	$1.88	$1.75

(1) Represents the mid-point of the Company's January 2015 outlook.
(2) Includes $0.02 of operating costs related to severe winter storms in the Company's Northeast markets.
(3) Primarily due to the timing of expected settlement proceeds.

Commenting on the Company’s results, Tim Naughton, Chairman and CEO, said, "Our first quarter results reflect sustained strength in apartment fundamentals during the winter months and position us well for the upcoming peak leasing season. Looking ahead, we expect favorable apartment demand and NOI from development lease-up activity to drive healthy Core FFO growth throughout the balance of the year."

Operating Results for the Quarter Ended March 31, 2015 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $41,713,000, or 10.4%, to $442,367,000. This increase is primarily due to growth in revenue from development communities and growth in Established Community revenue noted below.

For Established Communities, rental revenue increased 4.3% due to an increase in Average Rental Rates. If the Company were to include current and previously completed Redevelopment Communities in its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 4.4%. Total revenue for Established Communities increased $14,392,000 to $342,325,000. Operating expenses for Established Communities increased $2,563,000, or 2.5%, to $105,324,000. The Company’s Established Communities' operating expenses for the three months ended March 31, 2015 include $1,088,000 related to excess and unusual snow removal and other costs from severe winter storms in the Company's Northeast markets. NOI for Established Communities increased $11,829,000, or 5.3%, to $237,001,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the first quarter of 2015 compared to the first quarter of 2014:

Q1 2015 Compared to Q1 2014
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex	NOI	NOI (1)
New England	2.6%	0.5%	14.6%	(3.8)%	12.8%
Metro NY/NJ	3.2%	(0.5)%	2.8%	3.0%	25.3%
Mid-Atlantic	0.1%	0.2%	2.7%	(0.8)%	16.2%
Pacific NW	6.2%	0.9%	2.2%	9.0%	5.2%
No. California	8.9%	(0.3)%	0.5%	11.5%	20.9%
So. California	5.6%	0.6%	(6.9)%	13.1%	19.6%
Total	4.3%	0.0%	2.5%	5.3%	100.0%

(1) Represents each region's % of total NOI for Q1 2015, including amounts related to communities that have been sold or that are classified as held for sale.

Copyright © 2015 AvalonBay Communities, Inc. All Rights Reserved

Development Activity

During the three months ended March 31, 2015, the Company engaged in the following development activity:

The Company completed the development of three communities:

•	Avalon West Chelsea/AVA High Line, located in New York, NY;

•	Avalon Alderwood I, located in Lynnwood, WA; and

•	AVA Little Tokyo, located in Los Angeles, CA.

These three communities contain an aggregate of 1,357 apartment homes and were constructed for an aggregate Total Capital Cost of $452,100,000.

The Company started the construction of two communities: Avalon Alderwood II, located in Lynnwood, WA; and Avalon Hunt Valley, located in Hunt Valley, MD. These communities will contain a total of 456 apartment homes when completed and will be developed for an aggregate estimated Total Capital Cost of $100,100,000.

The Company acquired four land parcels for development for an aggregate investment of $361,150,000, which includes the Development Right on the Upper West Side of Manhattan discussed in the Company's February 2, 2015 press release. The Company has started, or anticipates starting, construction of apartment communities on these land parcels during the next 18 months.

The Company added three Development Rights. If developed as expected, these Development Rights will contain a total of 910 apartment homes and will be developed for an aggregate estimated Total Capital Cost of $426,000,000.

The projected Total Capital Cost of overall Development Rights increased to $3.3 billion at March 31, 2015 from $3.2 billion at December 31, 2014.

Disposition Activity

During the three months ended March 31, 2015, the Company sold Avalon on Stamford Harbor, a wholly-owned community located in Stamford, CT. Avalon on Stamford Harbor contains 323 apartment homes and a marina containing 74 boat slips, and was sold for $115,500,000 and an initial year market cap rate of 5.1%, resulting in a gain in accordance with GAAP of $70,936,000 and an Economic Gain of $48,616,000. Avalon on Stamford Harbor yielded an unleveraged IRR of 11.9% over an investment period of 14.5 years.

Liquidity and Capital Markets

At March 31, 2015, the Company did not have any borrowings outstanding under its $1,300,000,000 unsecured credit facility, and had $297,716,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-Adjusted EBITDA for the first quarter of 2015 was 5.9 times.

In March 2015, the Company drew the final $50,000,000 available under its $300,000,000 variable rate unsecured term loan (the "Term Loan"), which matures in March 2021.

During September 2014, the Company entered into a forward contract to sell 4,500,000 shares of common stock for an initial forward price of $151.74 per share, net of offering fees and discounts (the "Forward"). The sales price and proceeds achieved by the Company will be determined on the date or dates of settlement, with adjustments during the term of the contract for the Company’s dividends as well as for a daily interest factor that varies with changes in the Fed Funds rate. The Company has not sold any shares of common stock under the Forward. Settlement of the Forward will occur on one or more dates not later than September 8, 2015.

Unconsolidated Real Estate Investments

The Company received $20,680,000 from the joint venture partner associated with MVP I, LLC, the entity that owns Avalon at Mission Bay North II, upon agreement with the partner to modify the joint venture agreement to eliminate the Company's promoted interest for future return calculations and associated distributions. Prospectively, earnings and distributions will be based on the Company's 25.0% equity interest in the venture.

During the three months ended March 31, 2015, AvalonBay Value Added Fund II, L.P. ("Fund II"), a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 31.3%, sold one community containing 776 apartment homes for a sales price of $117,000,000. The Company's share of the gain in accordance with GAAP was $9,660,000.

Casualty Losses
In January 2015, a fire occurred at the Company's Avalon at Edgewater apartment community located in Edgewater, New Jersey ("Edgewater"). Edgewater consisted of two residential buildings. One building, which contained 240 apartment homes, suffered a total loss. During the three months ended March 31, 2015, the Company recognized a casualty loss from the write-off of the net book value of the fixed assets destroyed by the fire. The write-off, coupled with additional incident expenses, was substantially offset by third-party insurance proceeds received during the three months ended March 31, 2015, resulting in a net casualty loss of $793,000 for the three months ended March 31, 2015.
During the three months ended March 31, 2015, several of the Company’s communities in its Northeast markets incurred property and casualty damage from severe winter storms, in addition to the incremental operating expenses discussed elsewhere in this release. The Company has recorded a casualty loss of $4,195,000 associated with these damages.

Copyright © 2015 AvalonBay Communities, Inc. All Rights Reserved

Second Quarter 2015 Financial Outlook

For the second quarter of 2015, the Company expects EPS in the range of $1.03 to $1.07, and expects Projected FFO per share to be in the range of $1.92 to $1.96. Adjusting for non-routine items as detailed in Attachment 13, the Company expects Projected Core FFO per share for the second quarter of 2015 to be in the range of $1.80 to $1.84. The Company's financial outlook does not include any potential casualty gain associated with additional insurance proceeds anticipated related to Edgewater, as the amount and timing of such proceeds are uncertain.

Second Quarter Conference Schedule

The Company is scheduled to participate in the NAREIT Institutional Investor Forum in New York, NY, from June 9-11, 2015. During this conference, management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; portfolio strategy and other business and financial matters affecting the Company. Details on how to access related materials will be available beginning June 9, 2015 on the Company’s website at http://www.avalonbay.com/events.

Other Matters

The Company will hold a conference call on April 28, 2015 at 11:00 AM ET to review and answer questions about this release, its first quarter 2015 results, the Attachments (described below) and related matters. To participate on the call, dial 888-215-6918 domestically and 913-312-0379 internationally and use conference id: 1683759.

To hear a replay of the call, which will be available from April 28, 2015 at 4:00 PM ET to May 4, 2015 at 11:59 PM ET, dial 888-215-6918 domestically and 913-312-0379 internationally and use conference id: 1683759. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

In addition to the Attachments, the Company provides a teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings before the market opens on April 28, 2015. These supplemental materials will be available on the Company's website for 30 days following the earnings call.

About AvalonBay Communities, Inc.

As of March 31, 2015, the Company owned or held a direct or indirect ownership interest in 279 apartment communities containing 81,606 apartment homes in eleven states and the

District of Columbia, of which 25 communities were under construction and seven communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and the Northern and Southern California regions of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Senior Director of Investor Relations at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following, among others: the Company's expectations and assumptions as of the date of this release regarding insurance coverage, lender payoff and refinancing requirements, potential uninsured loss amounts and on-going investigations resulting from the Avalon at Edgewater fire, as well as the ultimate cost and timing of replacing the Edgewater building and achieving stabilized occupancy in the event that the Company chooses to rebuild this community, are subject to change and could materially affect the Company's current expectations regarding the impact of the fire and related loss on the Company's financial condition and results of operations; we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and  construction costs and may delay and/or reduce the profitability of a community; debt and/or equity  financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our  lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our

Copyright © 2015 AvalonBay Communities, Inc. All Rights Reserved

assumptions and expectations in our financial outlook may prove to be too optimistic; the expected proceeds from settlement of the Forward are subject to adjustment for changes in the Fed Funds rate and the amount of dividends we pay on our common stock, and our receipt of settlement proceeds assumes that we will settle the Forward by physical delivery. Additional discussions of risks and uncertainties that could cause actual results to differ materially  from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 under the heading  “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2015 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 13, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 13 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2015 AvalonBay Communities, Inc. All Rights Reserved

Avalon Alderwood
Lynnwood, WA

welcome.
eaves Creekside
Mountain View, CA

AVA
525
AVA High Line
New York, NY

FIRST QUARTER 2015
Supplemental Operating and Financial Data

AvalonBay offers three distinct brands – **Avalon**, **AVA** and **eaves by Avalon** - each targeted to different customer segments with unique needs and preferences. This brand portfolio helps us reach new customers and better serve our existing residents.

AvalonBay
COMMUNITIES

 FIRST QUARTER 2015

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Detailed Operating Information......................................................................................................................................	Attachment 1
Condensed Consolidated Balance Sheets....................................................................................................................	Attachment 2
Sequential Operating Information by Business Segment..............................................................................................	Attachment 3

Market Profile
Quarterly Rental Revenue and Occupancy Changes (Established Communities)........................................................	Attachment 4
Sequential Quarterly Rental Revenue and Occupancy Changes (Established Communities)......................................	Attachment 5
Quarterly Operating Expenses ("Opex") (Established Communities)...........................................................................	Attachment 6

Development, Redevelopment, Disposition and Debt Profile
Development Communities............................................................................................................................................	Attachment 7
Redevelopment Communities........................................................................................................................................	Attachment 8
Future Development......................................................................................................................................................	Attachment 9

Joint Venture, Debt Profile and Disposition Activity
Unconsolidated Real Estate Investments......................................................................................................................	Attachment 10
Debt Structure and Select Debt Metrics.........................................................................................................................	Attachment 11
Summary of Disposition Activity.....................................................................................................................................	Attachment 12

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms...................................................	Attachment 13

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The projections and estimates contained in the following attachments are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements.  Risks associated with the Company's development, redevelopment, construction, and lease-up activities which could impact the forward-looking statements are discussed in the paragraph titled "Forward-Looking Statements" in the release to which these attachments relate.  Among other risks, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and the Company's Quarterly Reports on Form 10-Q for subsequent quarters, could cause actual results to differ materially from such projections and estimates.

Attachment 1
AvalonBay Communities, Inc.
Detailed Operating Information
March 31, 2015
(Dollars in thousands except per share data)
(unaudited)

	Q1	Q1
	2015	2014	% Change
Revenue:
Rental and other income	$439,756	$396,998	10.8%
Management, development and other fees	2,611	3,077	(15.1)%

Total	442,367	400,075	10.6%

Operating expenses:
Direct property operating expenses, excluding property taxes	93,735	83,634	12.1%
Property taxes	47,177	44,485	6.1%
Property management and other indirect operating expenses	17,893	13,929	28.5%

Total operating expenses	158,805	142,048	11.8%

Interest expense, net	(45,573)	(42,533)	7.1%
General and administrative expense	(10,598)	(9,236)	14.7%
Joint venture income (1) (2)	34,566	5,223	561.8%
Investments and investment management	(1,034)	(979)	5.6%
Expensed acquisition, development and other pursuit costs, net of recoveries	(1,187)	(715)	66.0%
Depreciation expense	(116,853)	(106,367)	9.9%
Casualty and impairment loss (3)	(5,788)	—	100.0%
Gain on sale of land	22	—	100.0%
Gain on sale of communities	70,936	—	100.0%

Income from continuing operations	208,053	103,420	101.2%

Discontinued operations:
Income from discontinued operations	—	310	(100.0)%
Gain on sale of discontinued operations	—	37,869	(100.0)%

Total discontinued operations	—	38,179	(100.0)%

Net income	208,053	141,599	46.9%
Net loss attributable to noncontrolling interests	91	140	(35.0)%

Net income attributable to common stockholders	$208,144	$141,739	46.9%

Net income attributable to common stockholders per common share - basic	$1.57	$1.09	44.0%

Net income attributable to common stockholders per common share - diluted	$1.56	$1.09	43.1%

Funds from Operations	$250,577	$212,845	17.7%
Per common share - diluted	$1.88	$1.64	14.6%

Dividends declared - common	$165,237	$150,305	9.9%
Per common share	$1.25	$1.16	7.8%

Average shares and participating securities outstanding - basic	132,219,579	129,500,870	2.1%
Average shares outstanding - diluted	133,175,773	129,629,557	2.7%

Total outstanding common shares and operating partnership units	132,197,126	129,580,364	2.0%

(1)
Amount for the three months ended March 31, 2015 includes income of $20,680 from a joint venture partner's buyout of the Company's promoted interest in future distributions of MVP I, LLC. Joint venture income for the three months ended March 31, 2014 includes the recognition of $2,195 for the Company's promoted interest related to the sale of an unconsolidated community.

(2)
Amount for the three months ended March 31, 2015 includes income of $2,002 related to the wind down of joint ventures entered into with Equity Residential as part of the Archstone acquisition, as described in the Company's first quarter 2013 earnings release dated April 30, 2013.

(3)	Casualty and impairment loss for the three months ended March 31, 2015 includes $4,195 for property and casualty damage related to severe winter storms in the Company's Northeast markets.

Attachment 2

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	March 31,	December 31,
	2015	2014

Real estate	$16,317,891	$16,126,086
Less accumulated depreciation	(2,989,899)	(2,890,530)

Net operating real estate	13,327,992	13,235,556
Construction in progress, including land	1,460,226	1,417,246
Land held for development	536,538	180,516
Operating real estate assets held for sale, net	59,596	102,422

Total real estate, net	15,384,352	14,935,740

Cash and cash equivalents	194,928	508,276
Cash in escrow	102,788	95,625
Resident security deposits	29,514	29,563
Investments in unconsolidated real estate entities	262,050	298,315
Other assets	290,116	309,204

Total assets	$16,263,748	$16,176,723

Unsecured notes, net	$3,043,509	$2,993,265
Unsecured credit facility	—	—
Notes payable	3,518,822	3,532,587
Resident security deposits	50,673	49,449
Liabilities related to assets held for sale	733	1,780
Other liabilities	541,991	540,472

Total liabilities	$7,155,728	$7,117,553

Redeemable noncontrolling interests	10,508	12,765
Equity	9,097,512	9,046,405

Total liabilities and equity	$16,263,748	$16,176,723

Attachment 3
AvalonBay Communities, Inc.
Sequential Operating Information by Business Segment (1)
March 31, 2015
(Dollars in thousands)
(unaudited)

	Total	Quarter Ended	Quarter Ended
	Apartment	March	December
	Homes	31, 2015	31, 2014

RENTAL REVENUE (2)
Established (3)	52,122	$341,898	$340,336
Other Stabilized (3) (4)	8,681	52,304	52,138
Redevelopment (3)	3,998	26,635	26,530
Development (3)	9,654	16,213	11,634
Total Consolidated Communities	74,455	$437,050	$430,638

OPERATING EXPENSE
Established		$105,324	$102,812
Other Stabilized (4)		18,676	17,104
Redevelopment		9,202	8,616
Development		6,836	5,219
Total Consolidated Communities		$140,038	$133,751

NOI (3)
Established		$237,001	$238,350
Other Stabilized (4)		34,008	36,206
Redevelopment		17,438	18,356
Development		9,550	6,485
Total Consolidated Communities		$297,997	$299,397

AVERAGE REVENUE PER OCCUPIED HOME (5)
Established		$2,279	$2,268
Other Stabilized (4)		$2,057	$2,043
Redevelopment		$2,352	$2,327

ECONOMIC OCCUPANCY (5)
Established		95.9%	95.9%
Other Stabilized (4)		96.3%	94.5%
Redevelopment		94.4%	95.1%

ESTABLISHED COMMUNITIES TURNOVER
Current year period / Prior year period (6)		41.3% / 44.8%	45.1% / 50.0%

(1)	Includes consolidated communities and excludes amounts related to communities that have been sold or that are classified as held for sale.
(2)	Rental revenue excludes non-qualified REIT income.
(3)	See Attachment #13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(4)
Results for these communities for quarters prior to January 1, 2015 may reflect community operations prior to stabilization, including periods of lease-up, such that occupancy levels are below what would be considered stabilized. Q1 2015 average revenue per occupied home considers the weighted average number of homes available for Edgewater.

(5)	For per home rent projections and economic occupancy for Development Communities currently under construction and/or completed in Q1 2015 see Attachment #7, Development Communities.
(6)	Turnover represents the annualized number of units turned over during the quarter, divided by the total number of apartment homes for Established Communities for the respective reporting period.

CAPITALIZED COSTS
			Non-Rev
	Cap	Cap	Capex per
	Interest	Overhead	Home
Q115	$19,030	$10,762	$113
Q414	$15,667	$12,045	$182
Q314	$15,989	$8,775	$185
Q214	$18,626	$8,245	$71
Q114	$19,679	$8,368	$194

Attachment 4
AvalonBay Communities, Inc.
Quarterly Rental Revenue and Occupancy Changes - Established Communities (1)
March 31, 2015

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000s) (3) (4)

		Q1 15	Q1 14	% Change	Q1 15	Q1 14	% Change	Q1 15	Q1 14	% Change
New England
Boston, MA	5,348	$2,193	$2,126	3.2%	95.2%	94.9%	0.3%	$33,500	$32,377	3.5%
Fairfield-New Haven, CT	2,269	2,180	2,148	1.5%	96.1%	95.3%	0.8%	14,258	13,932	2.3%
New England Average	7,617	2,189	2,133	2.6%	95.5%	95.0%	0.5%	47,758	46,309	3.1%

Metro NY/NJ
New York City, NY	3,373	3,713	3,586	3.5%	94.9%	95.8%	(0.9)%	35,647	34,743	2.6%
New York - Suburban	4,464	2,711	2,634	2.9%	95.8%	96.4%	(0.6)%	34,798	34,002	2.3%
New Jersey	4,046	2,192	2,123	3.3%	96.9%	96.7%	0.2%	25,799	24,926	3.5%
Metro NY/NJ Average	11,883	2,819	2,731	3.2%	95.8%	96.3%	(0.5)%	96,244	93,671	2.7%

Mid-Atlantic
Washington Metro/Baltimore, MD	8,789	2,047	2,045	0.1%	95.7%	95.5%	0.2%	51,686	51,545	0.3%
Mid-Atlantic Average	8,789	2,047	2,045	0.1%	95.7%	95.5%	0.2%	51,686	51,545	0.3%

Pacific Northwest
Seattle, WA	3,444	1,861	1,753	6.2%	96.0%	95.1%	0.9%	18,451	17,231	7.1%
Pacific Northwest Average	3,444	1,861	1,753	6.2%	96.0%	95.1%	0.9%	18,451	17,231	7.1%

Northern California
San Jose, CA	3,373	2,398	2,182	9.9%	96.7%	96.6%	0.1%	23,475	21,339	10.0%
Oakland-East Bay, CA	2,934	2,106	1,912	10.1%	96.0%	97.0%	(1.0)%	17,793	16,304	9.1%
San Francisco, CA	2,894	2,894	2,695	7.4%	96.3%	96.7%	(0.4)%	24,193	22,615	7.0%
Northern California Average	9,201	2,461	2,259	8.9%	96.4%	96.7%	(0.3)%	65,461	60,258	8.6%

Southern California
Los Angeles, CA	7,269	1,966	1,866	5.4%	96.6%	96.1%	0.5%	41,408	39,094	5.9%
Orange County, CA	2,657	1,879	1,770	6.2%	96.0%	94.5%	1.5%	14,385	13,356	7.7%
San Diego, CA	1,262	1,808	1,709	5.8%	95.0%	96.0%	(1.0)%	6,505	6,207	4.8%
Southern California Average	11,188	1,927	1,825	5.6%	96.3%	95.7%	0.6%	62,298	58,657	6.2%

Average/Total Established	52,122	$2,279	$2,185	4.3%	95.9%	95.9%	0.0%	$341,898	$327,671	4.3%

(1)	Established Communities are communities with stabilized occupancy and operating expenses as of January 1, 2014 such that a comparison of Q1 2014 to Q1 2015 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	With concessions reflected on a cash basis, rental revenue from Established Communities increased 4.3% from Q1 2014 to Q1 2015.

(4)
If the Company were to include planned, current and previously completed Redevelopment Communities in its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 4.4%.

Attachment 5
AvalonBay Communities, Inc.
*Sequential Quarterly* Rental Revenue and Occupancy Changes - Established Communities
March 31, 2015

	Apartment Homes	Average Rental Rates (1)			Economic Occupancy			Rental Revenue ($000s) (2)

		Q1 15	Q4 14	% Change	Q1 15	Q4 14	% Change	Q1 15	Q4 14	% Change
New England
Boston, MA	5,348	$2,193	$2,205	(0.5)%	95.2%	95.1%	0.1%	$33,500	$33,650	(0.4)%
Fairfield-New Haven, CT	2,269	2,180	2,201	(1.0)%	96.1%	95.8%	0.3%	14,258	14,361	(0.7)%
New England Average	7,617	2,189	2,205	(0.7)%	95.5%	95.3%	0.2%	47,758	48,011	(0.5)%

Metro NY/NJ
New York City, NY	3,373	3,713	3,679	0.9%	94.9%	96.4%	(1.5)%	35,647	35,865	(0.6)%
New York - Suburban	4,464	2,711	2,712	0.0%	95.8%	95.8%	0.0%	34,798	34,782	0.0%
New Jersey	4,046	2,192	2,208	(0.7)%	96.9%	96.0%	0.9%	25,799	25,758	0.2%
Metro NY/NJ Average	11,883	2,819	2,815	0.1%	95.8%	96.1%	(0.3)%	96,244	96,405	(0.2)%

Mid-Atlantic
Washington Metro/Baltimore, MD	8,789	2,047	2,047	0.0%	95.7%	95.5%	0.2%	51,686	51,608	0.2%
Mid-Atlantic Average	8,789	2,047	2,047	0.0%	95.7%	95.5%	0.2%	51,686	51,608	0.2%

Pacific Northwest
Seattle, WA	3,444	1,861	1,849	0.6%	96.0%	95.4%	0.6%	18,451	18,225	1.2%
Pacific Northwest Average	3,444	1,861	1,849	0.6%	96.0%	95.4%	0.6%	18,451	18,225	1.2%

Northern California
San Jose, CA	3,373	2,398	2,356	1.8%	96.7%	96.0%	0.7%	23,475	22,910	2.5%
Oakland-East Bay, CA	2,934	2,106	2,074	1.5%	96.0%	95.8%	0.2%	17,793	17,493	1.7%
San Francisco, CA	2,894	2,894	2,853	1.4%	96.3%	96.6%	(0.3)%	24,193	23,927	1.1%
Northern California Average	9,201	2,461	2,423	1.6%	96.4%	96.2%	0.2%	65,461	64,330	1.8%

Southern California
Los Angeles, CA	7,269	1,966	1,947	1.0%	96.6%	96.6%	0.0%	41,408	41,012	1.0%
Orange County, CA	2,657	1,879	1,861	1.0%	96.0%	96.0%	0.0%	14,385	14,247	1.0%
San Diego, CA	1,262	1,808	1,792	0.9%	95.0%	95.8%	(0.8)%	6,505	6,498	0.1%
Southern California Average	11,188	1,927	1,908	1.0%	96.3%	96.4%	(0.1)%	62,298	61,757	0.9%

Average/Total Established	52,122	$2,279	$2,268	0.5%	95.9%	95.9%	0.0%	$341,898	$340,336	0.5%

(1)	Reflects the effect of concessions amortized over the average lease term.

(2)
If the Company were to include planned, current and previously completed Redevelopment Communities in its Established Communities portfolio, the increase in Established Communities' rental revenue would have remained consistent at 0.5%.

Attachment 6
AvalonBay Communities, Inc.
Quarterly Operating Expenses ("Opex") - Established Communities (1)
March 31, 2015
(Dollars in thousands)
(unaudited)

	Q1	Q1		Q1 2015 % of
	2015	2014	% Change	Total Opex

Property taxes (2)	$35,663	$35,472	0.5%	33.9%
Payroll (3)	23,501	22,174	6.0%	22.3%
Repairs & maintenance (4)	16,380	14,951	9.6%	15.6%
Office operations (5)	10,572	10,954	(3.5)%	10.0%
Utilities (6)	12,948	13,211	(2.0)%	12.3%
Insurance (7)	3,731	3,632	2.7%	3.5%
Marketing (8)	2,529	2,367	6.8%	2.4%
Total Established Communities Operating Expenses (9)	$105,324	$102,761	2.5%	100.0%

(1)	See Attachment #13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)
Property taxes increased for the three months ended March 31, 2015 primarily due to increases in rates and assessments, particularly in the Company's East Coast and Pacific Northwest markets, partially offset by reductions and a successful appeal of a California community in the three months ended March 31, 2015.

(3)
Payroll includes expenses directly related to on-site operations and increased for the three months ended March 31, 2015 due to increases in benefits costs from higher medical claims and compliance with the provisions of the Affordable Care Act.

(4)	Repairs and maintenance increased for the three months ended March 31, 2015 primarily due to snow removal and other costs related to severe winter storms in the Company's Northeast markets.

(5)
Office operations includes administrative costs, land lease expense, bad debt expense and association and license fees. The decrease for the three months ended March 31, 2015 from the prior year period is primarily due to a decrease in bad debt expense and the timing of accounting and auditing fees, partially offset by an increase in state income taxes.

(6)
Utilities represent aggregate utility costs, net of resident reimbursements. The decrease for the three months ended March 31, 2015 from the prior year period is primarily due to a decrease in electricity consumption and electric rates, as well as a decrease in gas consumption, partially offset by an increase in water and sewer expenses, net of resident reimbursements.

(7)
Insurance costs consist of premiums, expected claims activity and associated reductions from receipt of claims recoveries. The increase for the three months ended March 31, 2015 over the prior year period is primarily due to the timing of claims and related recoveries. Insurance costs can exhibit volatility due to the amounts and timing of estimated and actual claim activity and the related recoveries received.

(8)
Marketing costs represent amounts incurred for electronic and print advertising, as well as prospect management and incentive costs. The increase for the three months ended March 31, 2015 over the prior year period is primarily due increased customer service incentives related to the severe winter storms in the Company's Northeast markets, partially offset by decreased internet advertising costs.

(9)	Operating expenses for Established Communities excludes indirect costs for off-site corporate-level property management related expenses and other support-related expenses.

Attachment 7

AvalonBay Communities, Inc.
Development Communities as of March 31, 2015

Community Information			Number	Total	Schedule				Avg Rent	%	%	%	%
			of	Capital				Full Qtr	Per	Complete	Leased	Occupied	Economic
			Apt	Cost		Initial		Stabilized	Home				Occ.
Development Name		Location	Homes	(millions) (1)	Start	Occupancy	Complete	Ops (1)	(1)	As of April 17, 2015			Q1 '15 (1)
Under Construction:
1.	Avalon Assembly Row/AVA Somerville	Somerville, MA	445	$129.0	Q2 2012	Q2 2014	Q2 2015	Q4 2015	$2,520	94.8%	86.1%	68.8%	61.1%
2.	Avalon Wharton	Wharton, NJ	247	53.0	Q4 2012	Q3 2014	Q2 2015	Q4 2015	2,020	100.0%	82.6%	78.5%	53.3%
3.	Avalon Baker Ranch	Lake Forest, CA	430	130.6	Q4 2013	Q4 2014	Q4 2015	Q2 2016	2,260	47.4%	39.3%	33.0%	19.2%
4.	Avalon Hayes Valley	San Francisco, CA	182	95.4	Q3 2013	Q1 2015	Q3 2015	Q1 2016	4,225	43.4%	37.9%	22.0%	4.5%
5.	Avalon Roseland	Roseland, NJ	136	46.2	Q1 2014	Q1 2015	Q3 2015	Q1 2016	3,160	47.1%	41.9%	30.1%	8.6%
6.	Avalon Falls Church	Falls Church, VA	384	109.8	Q1 2014	Q1 2015	Q1 2016	Q3 2016	2,300	17.2%	14.8%	5.7%	1.2%
7.	Avalon Vista	Vista, CA	221	58.3	Q4 2013	Q1 2015	Q4 2015	Q2 2016	1,965	30.8%	18.1%	13.6%	3.2%
8.	Avalon Marlborough	Marlborough, MA	350	77.1	Q1 2014	Q1 2015	Q2 2016	Q4 2016	1,915	11.4%	19.7%	8.9%	3.2%
9.	AVA Theater District	Boston, MA	398	175.7	Q1 2013	Q2 2015	Q4 2015	Q2 2016	3,750	—	8.0%	—	—
10.	Avalon Glendora	Glendora, CA	280	82.5	Q4 2013	Q2 2015	Q1 2016	Q3 2016	2,045	—	3.9%	—	—
11.	Avalon Willoughby Square/AVA DoBro	Brooklyn, NY	826	444.9	Q3 2013	Q3 2015	Q4 2016	Q2 2017	3,470	—	—	—	—
12.	Avalon Bloomfield Station	Bloomfield, NJ	224	53.4	Q4 2013	Q2 2015	Q4 2015	Q2 2016	2,100	—	—	—	—
13.	AVA Capitol Hill (2)	Seattle, WA	249	81.4	Q1 2014	Q4 2015	Q2 2016	Q4 2016	2,170	—	—	—	—
14.	Avalon Irvine III	Irvine, CA	156	55.0	Q2 2014	Q4 2015	Q1 2016	Q3 2016	2,270	—	—	—	—
15.	Avalon Dublin Station II	Dublin, CA	252	83.7	Q2 2014	Q4 2015	Q2 2016	Q4 2016	2,390	—	—	—	—
16.	Avalon Huntington Beach (2)	Huntington Beach, CA	378	120.3	Q2 2014	Q3 2016	Q2 2017	Q4 2017	2,115	—	—	—	—
17.	Avalon West Hollywood (2)	West Hollywood, CA	294	162.4	Q2 2014	Q3 2016	Q2 2017	Q4 2017	3,495	—	—	—	—
18.	Avalon Framingham	Framingham, MA	180	43.9	Q3 2014	Q3 2015	Q2 2016	Q4 2016	2,045	—	—	—	—
19.	Avalon Esterra Park (2)	Redmond, WA	482	137.8	Q3 2014	Q2 2016	Q2 2017	Q4 2017	2,030	—	—	—	—
20.	Avalon North Station	Boston, MA	503	256.9	Q3 2014	Q4 2016	Q4 2017	Q2 2018	3,575	—	—	—	—
21.	Avalon Green III	Elmsford, NY	68	22.1	Q4 2014	Q4 2015	Q2 2016	Q4 2016	2,790	—	—	—	—
22.	Avalon Union	Union, NJ	202	50.7	Q4 2014	Q2 2016	Q4 2016	Q1 2017	2,345	—	—	—	—
23.	Avalon Princeton	Princeton, NJ	280	95.5	Q4 2014	Q3 2016	Q2 2017	Q4 2017	2,890	—	—	—	—
24.	Avalon Alderwood II	Lynnwood, WA	124	26.1	Q1 2015	Q2 2016	Q3 2016	Q4 2016	1,670	—	—	—	—
25.	Avalon Hunt Valley	Hunt Valley, MD	332	74.0	Q1 2015	Q2 2016	Q1 2017	Q3 2017	1,795	—	—	—	—
	Subtotal / Weighted Average		7,623	$2,665.7					$2,615
Completed this Quarter:
1.	Avalon West Chelsea/AVA High Line (2)	New York, NY	710	$271.9	Q4 2011	Q4 2013	Q1 2015	Q3 2015	$3,430	100.0%	96.9%	94.4%	85.9%
2.	Avalon Alderwood I	Lynnwood, WA	367	67.8	Q2 2013	Q2 2014	Q1 2015	Q3 2015	1,605	100.0%	93.5%	91.0%	74.8%
3.	AVA Little Tokyo (2)	Los Angeles, CA	280	112.4	Q4 2012	Q3 2014	Q1 2015	Q3 2015	2,810	100.0%	81.8%	76.1%	55.9%
	Subtotal / Weighted Average		1,357	$452.1					$2,810
	Total / Weighted Average		8,980	$3,117.8					$2,645
Asset Cost Basis (millions) (3):
	Total Capital Cost, under construction and completed			$3,566.4		Weighted Average Projected NOI as a % of Total Capital Cost (1) (4)				6.3%
	Total Capital Cost, disbursed to date			(2,488.5)
	Total Capital Cost, remaining to invest			$1,077.9

(1)	See Attachment #13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)
Developments containing at least 10,000 square feet of retail space include Avalon West Chelsea (21,000 sf), AVA Little Tokyo (19,000 sf), AVA Capitol Hill (15,000 sf), Avalon Huntington Beach (10,000 sf), Avalon West Hollywood (32,000 sf), and Avalon Esterra Park (17,000 sf).

(3)
Includes the communities presented on this attachment plus five additional communities with 1,592 apartment homes representing $448.6 million in Total Capital Costs which have completed construction but not yet achieved Stabilized Operations for the full quarter. Q1 2015 NOI for these 33 communities was $12.6 million, of which $2.4 million relates to communities classified as Other Stabilized on Attachment #3.

(4)	Reflects the economic impact from the assumed sale of an air right intangible at Avalon West Chelsea/AVA High Line.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company's Supplemental Operating and Financial Data for the first quarter of 2015.

Attachment 8

AvalonBay Communities, Inc.
Redevelopment Communities as of March 31, 2015

Community Information				Total	Schedule				Avg
			Number	Capital					Post-Renovated	Homes
			of Apt	Cost (1)(2)	Acquisition /			Restabilized	Rent Per	Completed
Community Name		Location	Homes	(millions)	Completion	Start	Complete	Ops (2)	Home (2)	@ 4/17/2015

	Under Redevelopment: (3)

1.	AVA Back Bay	Boston, MA	271	$21.0	Q3 1998	Q1 2013	Q2 2015	Q4 2015	$3,320	50
2.	AVA Pacific Beach	San Diego, CA	564	23.6	Q4 1997	Q1 2014	Q1 2016	Q3 2016	1,790	410
3.	Avalon Green	Elmsford, NY	105	6.5	Q4 1995	Q4 2014	Q4 2015	Q2 2016	2,680	73
4.	Avalon Santa Monica on Main	Santa Monica, CA	133	10.0	Q1 2013	Q4 2014	Q4 2015	Q2 2016	3,985	20
5.	Avalon Towers	Long Beach, NY	109	10.2	Q3 1995	Q4 2014	Q4 2015	Q2 2016	4,020	45
6.	Avalon Silicon Valley	Sunnyvale, CA	710	29.9	Q4 1998	Q4 2014	Q1 2017	Q3 2017	2,810	3
7.	Avalon at Arlington Square (4)	Arlington, VA	842	21.3	Q3 2002	Q4 2014	Q2 2016	Q4 2016	2,100	30

	Subtotal / Weighted Average		2,734	$122.5					$2,530	631

	Completed this Quarter:
1.	Eaves Dublin	Dublin, CA	204	$8.5	Q2 1997	Q2 2014	Q1 2015	Q3 2015	$2,275	204

	Subtotal / Weighted Average		204	$8.5					$2,275	204

	Total / Weighted Average		2,938	$131.0					$2,515	835

	Remaining to Invest (millions) (5)			$79.1

(1)	Excludes costs incurred prior to redevelopment.

(2)	See Attachment #13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)
The Company commenced the redevelopment of Avalon at Prudential Center 1 and 2 in Boston, MA, and Avalon Burlington in Burlington, MA during 2014 for an aggregate estimated Total Capital Cost of $49.9 million, excluding costs incurred prior to redevelopment. The redevelopments of these communities are primarily focused on the exterior and/or common area and, therefore, they are not classified as Redevelopment Communities.

(4)	The scope of the redevelopment includes approximately 50% of the apartment homes.

(5)	Represents the total amount of capital remaining to be spent on the seven Redevelopment Communities that are listed as under redevelopment.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company's Supplemental Operating and Financial Data for the first quarter of 2015.

Attachment 9

AvalonBay Communities, Inc.
Future Development as of March 31, 2015

DEVELOPMENT RIGHTS (1)

		Estimated	Total Capital
	# of Rights	Number	Cost (1) (2)
		of Homes	(millions)

Development Rights as of 12/31/2014	37	10,384	$3,187

Q1 2015
Q1 Additions	3	910	$426
Q1 Construction starts	(2)	(456)	(99)
Q1 Adjustments to existing Development Rights	(3)	(853)	(205)
Development Rights as of 3/31/2015	35	9,985	$3,309

Current Development Rights by Market as of March 31, 2015

Boston, MA	4	1,114	$289
Fairfield-New Haven, CT	1	160	40
New York City	2	442	415
New York Suburban	5	1,173	533
New Jersey	11	3,248	820
Washington, DC Metro	6	1,928	514
Seattle, WA	2	648	175
Oakland-East Bay, CA	2	615	264
San Francisco, CA	1	326	168
Riverside-San Bernardino, CA	1	331	91
Total	35	9,985	$3,309

(1)	See Attachment #13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)
As of March 31, 2015, the Company owns land (including pursuit costs) in the amount of $537 million for the future development of 16 of the 35 Development Rights. Construction is expected to commence during the next 12 months on 11 of the 16 Development Rights for which land is owned with a total basis of $178 million.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company's Supplemental Operating and Financial Data for the first quarter of 2015.

Attachment 10

AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments
March 31, 2015
(Dollars in thousands)
(unaudited)

		Company		# of	NOI (3)	Debt
	# of	Ownership		Apartment		Principal		Interest
Unconsolidated Real Estate Investments (1)	Communities	Percentage (2)		Homes	Q1 2015	Amount (3)		Rate (4)

AvalonBay Value Added Fund II, L.P. (Fund II)	9	31.3%		3,564	$12,520	$348,721		4.12%
Multifamily Partners AC LP	9	28.6%		1,730	9,421	326,582		3.92%
Multifamily Partners AC JV LP	3	20.0%		921	4,372	162,300	(5)	6.00%
MVP I, LLC	1	25.0%	(6)	313	2,765	105,000		2.67%
Brandywine Apartments of Maryland, LLC	1	28.7%		305	1,303	24,220		3.40%
Total Unconsolidated Real Estate Investments	23			6,833	$30,381	$966,823		4.19%

(1)	Total unconsolidated real estate investments excludes the real estate investments owned through the joint ventures entered into with Equity Residential as part of the Archstone acquisition.

(2)	Company ownership percentages do not reflect the impact of promoted interests.

(3)
NOI and outstanding indebtedness are presented at 100% ownership. NOI includes $1,718 for the three months ended March 31, 2015 from a Fund II community disposed of during the period and excludes property management fees as the Company serves as the property management company for all ventures except Brandywine Apartments of Maryland, LLC.

(4)	Represents the weighted average interest rate as of March 31, 2015.

(5)	Borrowing is comprised of four mortgage loans made by the equity investors in the venture in proportion to their equity interests.

(6)
During the three months ended March 31, 2015, the Company received $20,680 from the joint venture partner associated with MVP I, LLC upon agreement to modify the joint venture agreement to eliminate the Company's promoted interest for future return calculations and associated distributions. Beginning in March 2015, the Company's share of operating results will be based on its 25.0% ownership interest. Prior to this modification of the joint venture agreement, after the venture made certain threshold distributions to the third-party partner, the Company generally received 45.0% of all further distributions. In January and February 2015, the Company received aggregate distributions of $660 in excess of its ownership percentage for its promoted interest in MVP I, LLC.

Attachment 11
AvalonBay Communities, Inc.
Debt Structure and Select Debt Metrics
March 31, 2015
(Dollars in thousands)
(unaudited)

DEBT COMPOSITION AND MATURITIES					SELECT DEBT METRICS (5)
		Average
		Interest			Net Debt-to-Adjusted EBITDA
Debt Composition (1)	Amount (2)	Rate (3)	Maturities (1) (2)			5.9x
Conventional Debt			2015	$599,808
Long-term, fixed rate	$5,005,305		2016	$285,440	Interest Coverage	5.8x
Long-term, variable rate	401,304		2017	$980,578
Variable rate facility (4)	—		2018	$96,728	Unencumbered NOI	71%
Subtotal, Conventional	5,406,609	4.3%	2019	$665,736

Tax-Exempt Debt
Long-term, fixed rate	141,174
Long-term, variable rate	945,495
Subtotal, Tax-Exempt	1,086,669	2.2%

Total Debt	$6,493,278	3.9%

DEBT COVENANT COMPLIANCE (5)

Unsecured Line of Credit Covenants	March 31, 2015	Requirement

Total Outstanding Indebtedness to Capitalization Value (6)	32.5%	<	60%
Combined EBITDA to Combined Debt Service	4.78x	>	1.50x
Unsecured Indebtedness to Unencumbered Asset Value	17.4%	<	65%
Secured Indebtedness to Capitalization Value (6)	17.3%	<	40%

Unsecured Senior Notes Covenants	March 31, 2015	Requirement

Total Outstanding Indebtedness to Total Assets (7)	37.5%	<	60%
Secured Indebtedness to Total Assets (7)	18.3%	<	40%
Unencumbered Assets to Unsecured Indebtedness	455.3%	>	150%
Consolidated Income Available for Debt Service to the Annual Service Charge	5.97x	>	1.50x

(1)
The Company has the option to extend the maturity date of $692,191 principal amount of indebtedness currently scheduled to mature in 2017. The extension option provides the Company the ability, for a fee, to elect a revised maturity of one or two years beyond the current maturity.

(2)	Balances outstanding and amounts due at maturity exclude any associated issuance discount and mark-to-market premiums.
(3)	Rates are as of March 31, 2015 and include costs of financing such as credit enhancement fees, trustees' fees, the impact of interest rate hedges and mark-to-market adjustments.
(4)	Represents the Company's $1.3 billion unsecured credit facility, under which no amounts were outstanding at March 31, 2015.
(5)	See Attachment #13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(6)
Capitalization Value represents the Company’s Combined EBITDA for operating communities that the Company has owned for the three months ended March 31, 2015, capitalized at a rate of 6% per annum, plus the book value of Development Communities and real estate acquired during the three months ended March 31, 2015. For discussion of other defined terms, see "Debt Covenant Compliance" in Attachment #13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(7)
Total Assets represents the sum of the Company's undepreciated real estate assets and other assets, excluding accounts receivable. See "Debt Covenant Compliance" in Attachment #13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 12
AvalonBay Communities, Inc.
Summary of Disposition Activity (1)
March 31, 2015
(Dollars in thousands)
(unaudited)

	Weighted Average			Accumulated		Weighted Average	Weighted Average
Number of	Investment Period	Gross Sales		Depreciation	Economic	Initial Year Mkt.	Unleveraged
Communities Sold	(Years) (3)	Price	GAAP Gain	and Other	Gain (Loss) (2)	Cap Rate (2) (3)	IRR (2) (3)

2006- 2010:
27 Communities, 1 Office Building	11.3	$1,512,117	$708,584	$163,742	$544,842	5.3%	14.1%
6 Land Parcels (4) (5)

2011:
3 Communities, 3 Land Parcels (6)	13.4	$292,965	$287,132	$156,233	$130,899	5.1%	16.0%

2012:
4 Communities, 1 Land Parcel (7)	13.9	$280,550	$146,591	$67,178	$79,413	5.3%	10.6%

2013:
8 Communities, 1 Land Parcel (8)	13.4	$937,070	$279,206	$96,745	$182,461	4.9%	12.8%

2014:
5 Communities, 1 Land Parcel (9)	10.9	$669,250	$157,106	$45,958	$111,148	5.0%	12.6%

2015:
1 Community	14.5	$115,500	$70,936	$22,320	$48,616	5.1%	11.9%

2006 - 2015 Total
48 Communities, 1 Office Building,	13.8	$3,807,452	$1,649,555	$552,176	$1,097,379	5.1%	13.5%
12 Land Parcels

(1)
Provides disposition activity for the most recent 10 year periods and excludes dispositions by AvalonBay Value Added Fund, L.P. (Fund I) and Fund II and dispositions to joint venture entities in which the Company retains an economic interest.

(2)	See Attachment #13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)
For purposes of this attachment, land and office building sales and the disposition of any real estate held in a joint venture for any or all of the Company's investment periods are not included in the calculation of Weighted Average Investment Period, Weighted Average Initial Year Market Cap Rate, or Weighted Average Unleveraged IRR.

(4)	GAAP gains for sales during this period include the Company's proportionate share of communities held by joint ventures and the recovery of any previously recognized impairment losses.

(5)
2009 and 2010 GAAP and Economic Gain include the recognition of approximately $2,770 and $2,675, respectively, in deferred gains for prior year dispositions, recognition of which occurred in conjunction with settlement of associated legal matters.

(6)
2011 results exclude the Company's proportionate GAAP gain of $7,675 associated with an asset exchange. 2011 Accumulated Depreciation and Other includes $20,210 in impairment charges, recorded in prior periods, on two of the land parcels sold.

(7)
2012 Accumulated Depreciation and Other includes $16,363 in impairment charges for the land parcel sold. 2012 GAAP and Economic Gains include the recognition of approximately $1,225 and $496, respectively, in deferred gains for prior year dispositions and gains for current year dispositions, which occurred in conjunction with settlement of associated legal matters.

(8)
2013 results include the sale of four Archstone communities for Gross Sales Price and Weighted Average Initial Year Market Cap Rate, but exclude these dispositions for other metrics due to an investment period of less than one year. 2013 Accumulated Depreciation and Other includes $1,955 in impairment charges, recorded in a prior period, for the Company's basis in the unconsolidated venture sold.

(9)
2014 results include the sale of two communities acquired as part of the Archstone acquisition, which are excluded from the Weighted Average Investment Period and Weighted Average Unleveraged IRR, due to the short investment period. 2014 GAAP and Economic Gain (Loss) includes $50,478 and $42,887, respectively, related to the sale of Avalon Chrystie Place in which the Company held a 20% equity interest; additionally the Company earned $58,128 for its promoted interest from the sale.

Attachment 13

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms

This release, including its attachments, contains certain non-GAAP financial measures and other terms.  The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable.  The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance.  In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

Average Post-Renovated Rent per Home for Redevelopment Communities reflects management’s projected stabilized rents net of stabilized concessions and including stabilized other rental revenue once all homes have been renovated and subsequently re-leased.

Average Rent per Home, as calculated for certain Development and Redevelopment Communities in lease-up,  reflects management’s projected stabilized rents net of estimated stabilized concessions, including estimated stabilized other rental revenue and excluding projected commercial revenue.  Projected stabilized rents are based on one or more of the following:  (i) actual average leased rents on apartments leased through quarter end; (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations, and (iii) Market Rents on unleased homes.

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Core FFO is the Company's FFO as adjusted for the non-routine items outlined in the following table (dollars in thousands, except per share data):

	Q1	Q1
	2015	2014
FFO, actual	$250,577	$212,845

Non-Routine Items
Joint venture gains and costs (1)	(2,002)	90
Acquisition costs	878	12
Joint venture promote	(20,680)	(2,195)
Casualty and impairment loss (2)	3,240	—
Severance related costs	1,648	—
Other non-routine items	(11)	—

Core FFO	$233,650	$210,752

Core FFO per share	$1.75	$1.63

Average shares outstanding - diluted	133,175,773	129,629,557

(1) Composed primarily of the Company's proportionate share of gains, losses and operating results for joint ventures formed with Equity Residential as part of the Archstone acquisition.

(2) Composed primarily of expenses and actual and estimated lost revenue resulting from the fire at Edgewater.

Attachment 13

Debt Covenant Compliance ratios for the Unsecured Line of Credit Covenants show the Company's compliance with selected covenants provided in the Company’s Third Amended and Restated Revolving Loan Agreement dated as of September 29, 2011, as amended by Amendment No. 1 dated as of December 20, 2012, and the Company’s Term Loan Agreement dated March 31, 2014, which have been filed as exhibits to the Company’s periodic reports with the SEC. The ratios for the Unsecured Senior Notes Covenants show the Company's compliance with selected covenants provided in the Company’s Indenture dated as of January 16, 1998, as supplemented by the First Supplemental Indenture dated as of January 20, 1998, Second Supplemental Indenture dated as of July 7, 1998, Amended and Restated Third Supplemental Indenture dated as of July 20, 2000, Fourth Supplemental Indenture dated as of September 18, 2006 and Fifth Supplemental Indenture dated as of November 21, 2014, which have been filed as exhibits to the Company’s periodic reports with the SEC.

The Debt Covenant Compliance ratios are provided only to show the Company’s compliance with certain covenants contained in the Indenture governing its unsecured debt securities and in the Company’s Credit Facility and Term Loan, as of the date reported. These ratios should not be used for any other purpose, including without limitation to evaluate the Company’s financial condition or results of operations, nor do they indicate the Company’s covenant compliance as of any other date or for any other period. The capitalized terms in the disclosure are defined in the Indenture or the Credit Facility and may differ materially from similar terms (a) used elsewhere in this release and the Attachments and (b) used by other companies that present information about their covenant compliance. For risks related to failure to comply with these covenants, see “Risk Factors – Risks related to indebtedness” and other risks discussed in the Company’s Annual Report on Form 10-K and the Company’s other reports filed with the SEC.

Debt-to-Total Market Capitalization is a measure of leverage that is calculated by expressing, as a percentage, debt divided by Total Market Capitalization, which is defined as the aggregate of the market value of the Company’s common stock, the market value of the Company’s operating partnership units outstanding (based on the market value of the Company’s common stock) and the outstanding principal balance of debt.  Management believes that this measure of leverage can be one useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common stock trades. Because this measure of leverage changes with fluctuations in the Company’s stock price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable. Investors should also note that the net realizable value of the Company’s assets in liquidation is not easily determinable and may differ substantially from the Company’s Total Market Capitalization.

Development Communities are communities that are under construction during the current year. These communities may be partially or fully complete and operating.

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land, where the Company controls the land through a ground lease or owns land to develop a new community, or where the Company is the designated developer in a public-private partnership. The Company capitalizes related pre-development costs incurred in pursuit of new developments for which future development is probable.

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the quarter ended March 31, 2015 as well as prior years’ activities is presented elsewhere on Attachment 12.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents.  By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period.  Therefore, for 2015 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2014 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.

Attachment 13

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q1	Q1
	2015	2014

Net income attributable to common stockholders	$208,144	$141,739
Depreciation - real estate assets, including discontinued
operations and joint venture adjustments	118,320	108,966
Distributions to noncontrolling interests, including
discontinued operations	9	9
Gain on sale of unconsolidated entities holding previously
depreciated real estate assets	(9,155)	—
Gain on sale of previously depreciated real estate assets	(70,936)	(37,869)
Impairment due to casualty loss	4,195	—

FFO attributable to common stockholders	$250,577	$212,845

Average shares outstanding - diluted	133,175,773	129,629,557

Earnings per share - diluted	$1.56	$1.09

FFO per common share - diluted	$1.88	$1.64

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Interest Coverage is calculated by the Company as EBITDA, as adjusted, divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies.  EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

Attachment 13

A reconciliation of EBITDA, as adjusted, and a calculation of Interest Coverage for the first quarter of 2015 are as follows (dollars in thousands):

Net income attributable to common stockholders	$208,144
Interest expense, net	45,573
Depreciation expense	116,853
EBITDA	$370,570

NOI from discontinued operations and real estate assets sold or held for sale, not classified as discontinued operations	836
Gain on sale of communities	70,936
EBITDA after disposition activity	$298,798

Joint venture income	(34,566)
EBITDA, as adjusted	$264,232

Interest expense, net	$45,573

Interest Coverage	5.8 times

Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data.  Trends in market rents for a region as reported by others could vary.  Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Net Debt-to-Adjusted EBITDA is calculated by the Company as total debt that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized first quarter 2015 EBITDA, as adjusted.

Total debt principal (1)	$6,493,278
Cash and cash in escrow	(297,716)
Net debt	$6,195,562

Net income attributable to common stockholders	$208,144
Interest expense, net	45,573
Depreciation expense	116,853
EBITDA	$370,570

NOI from discontinued operations and real estate assets sold or held for sale, not classified as discontinued operations	836
Gain on sale of communities	70,936
EBITDA after disposition activity	$298,798

Joint venture income	(34,566)
EBITDA, as adjusted	$264,232

EBITDA, as adjusted, annualized	$1,056,928

Net Debt-to-Adjusted EBITDA	5.9 times

(1) Balance at March 31, 2015 excludes $6,491of debt discount as reflected in unsecured notes, net, and $75,544 of debt premium as reflected in notes payable, on the Condensed Consolidated Balance Sheets. The debt premium is primarily related to above market interest rates on debt assumed in connection with the Archstone acquisition.

Attachment 13

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets, gain on sale of discontinued operations, income from discontinued operations and NOI from real estate assets held for sale or that have been sold. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q1	Q1	Q4
	2015	2014	2014
Net income	$208,053	$141,599	$142,530
Indirect operating expenses, net of corporate income	15,271	10,818	12,721
Investments and investment management expense	1,034	979	1,290
Expensed acquisition, development and other pursuit costs, net of recoveries	1,187	715	(6,855)
Interest expense, net	45,573	42,533	47,987
General and administrative expense	10,598	9,236	10,715
Joint venture income	(34,566)	(5,223)	(5,241)
Depreciation expense	116,853	106,367	114,084
Income tax expense	—	—	9,332
Casualty and impairment loss	5,788	—	—
Gain on sale of real estate assets	(70,958)	—	(24,470)
Gain on sale of discontinued operations	—	(37,869)	—
Income from discontinued operations	—	(310)	—
NOI from real estate assets sold or held for sale, not classified as discontinued operations	(836)	(4,971)	(2,696)
NOI	$297,997	$263,874	$299,397

Established:
New England	$27,839	$28,925	$30,499
Metro NY/NJ	66,507	64,558	68,858
Mid-Atlantic	36,031	36,304	36,652
Pacific NW	13,373	12,270	12,853
No. California	49,734	44,624	47,645
So. California	43,517	38,491	41,843
Total Established	237,001	225,172	238,350
Other Stabilized	34,008	21,538	36,206
Development/Redevelopment	26,988	17,164	24,841
NOI	$297,997	$263,874	$299,397

 Attachment 13

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold or classified as held for sale at December 31, 2013) or assets sold or classified as held for sale (i.e., assets sold or classified as held for sale at March 31, 2015 that are not otherwise classified as discontinued operations).  A reconciliation of NOI from communities sold, classified as discontinued operations or classified as held for sale, to Net Income for these communities is as follows (dollars in thousands):

	Q1	Q1
	2015	2014

Income from discontinued operations	$—	$310
Depreciation expense	—	—

NOI from discontinued operations	$—	$310

Revenue from real estate assets sold or held for sale, not classified as discontinued operations	$1,709	$8,266
Operating expenses from real estate assets sold or held for sale, not classified as discontinued operations	(873)	(3,295)

NOI from real estate assets sold or held for sale, not classified as discontinued operations	$836	$4,971

Non-Revenue Generating Capex represents capital expenditures that will not directly result in increased revenue or expense savings.

Other Stabilized Communities as of January 1, 2015 are completed consolidated communities that the Company owns, which did not have stabilized operations as of January 1, 2014, but have stabilized occupancy as of January 1, 2015. Other Stabilized Communities as of January 1, 2015 do not include communities that are planning to conduct substantial redevelopment activities or that are under contract to be sold.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance.  A reconciliation of the ranges provided for Projected FFO per share (diluted) for the second quarter of 2015 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Core FFO per share are as follows:

	Low Range	High Range

Projected EPS (diluted) - Q2 2015	$1.03	$1.07
Projected depreciation (real estate related)	0.89	0.93
Projected gain on sale of operating communities	—	(0.04)
Projected FFO per share (diluted) - Q2 2015	1.92	1.96

Non recurring joint venture income and management fees	(0.06)	(0.08)
Edgewater operating losses	—	0.02
Debt extinguishment, net	(0.07)	(0.07)
Other non-routine items	0.01	0.01
Projected Core FFO per share (diluted) - Q2 2015	$1.80	$1.84

Attachment 13

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses.  For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation.  Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue.  Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development Communities do not include property management fee expense. Projected gross potential for Development Communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Projected Stabilized Yield (also expressed as “weighted average initial stabilized yield” or words of similar meaning) means Projected NOI as a percentage of Total Capital Cost.

Redevelopment Communities are communities where the Company owns a majority interest and where substantial redevelopment is in progress or is planned to begin during the current year.  Redevelopment is generally considered substantial when capital invested during the reconstruction effort is expected to exceed either $5,000,000 or 10% of the community’s pre-redevelopment basis and is expected to have a material impact on the community’s operations, including occupancy levels and future rental rates.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

	Q1	Q1
	2015	2014

Rental revenue (GAAP basis)	$341,898	$327,671
Concessions amortized	381	1,569
Concessions granted	(313)	(1,451)

Rental Revenue with Concessions
on a Cash Basis	$341,966	$327,789

% change -- GAAP revenue		4.3%

% change -- cash revenue		4.3%

Attachment 13

Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP.  For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the quarter ended March 31, 2015 is as follows (dollars in thousands):

Year To Date
NOI
NOI for Established Communities	$237,001
NOI for Other Stabilized Communities	34,008
NOI for Development/Redevelopment Communities	26,988
NOI for discontinued operations	—
NOI from real estate assets sold or held for sale, not classified as discontinued operations	836
Total NOI generated by real estate assets	298,833
NOI on encumbered assets	86,902
NOI on unencumbered assets	$211,931

Unencumbered NOI	71%

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) is calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses.  Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the investment period for each respective community, including net sales proceeds.